Filed Pursuant To Rule 433

Registration No. 333-217785

February 26, 2018

SPDR® ETF Options Report January 2018 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open Ticker Name ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) SPY SPDR S&P 500 ETF Trust 100,100,240 4,215,728 1,861,833 2,353,895 11,686,260 16,913,050 XLF Financial Select Sector SPDR Fund 64,355,108 194,080 109,219 84,861 1,609,925 1,721,999 XLU Utilities Select Sector SPDR Fund 22,902,280 81,374 38,101 43,274 504,520 519,156 JNK SPDR Bloomberg Barclays High Yield Bond ETF 19,160,668 6,892 1,714 5,179 33,867 130,959 XOP SPDR S&P Oil & Gas Exploration & Production ETF 18,502,488 143,535 82,165 61,370 1,214,324 1,361,408 XLK Technology Select Sector SPDR Fund 17,403,830 27,839 11,249 16,591 125,700 238,565 XLE Energy Select Sector SPDR Fund 17,036,716 76,452 51,211 25,241 612,614 658,135 XLP Consumer Staples Select Sector SPDR Fund 14,154,816 15,795 4,812 10,984 66,815 229,628 XLI Industrial Select Sector SPDR Fund 13,320,874 32,335 9,831 22,504 113,271 308,929 XLV Health Care Select Sector SPDR Fund 11,700,145 15,798 6,369 9,429 100,470 175,693 GLD® SPDR Gold Shares 10,373,878 129,036 74,464 54,572 1,533,290 964,111 XLB Materials Select Sector SPDR Fund 7,890,148 10,190 3,976 6,215 56,871 135,082 XLY Consumer Discretionary Select Sector SPDR Fund 7,577,187 14,008 7,806 6,202 90,437 139,703 DIA SPDR Dow Jones Industrial Average ETF Trust 6,757,891 117,484 72,148 45,337 501,094 384,152 KRE SPDR S&P Regional Banking ETF 6,664,967 43,138 29,375 13,764 535,974 262,767 XRT SPDR S&P Retail ETF 5,899,346 18,781 8,443 10,338 111,442 222,145 XBI SPDR S&P Biotech ETF 5,733,374 41,119 17,335 23,785 129,766 341,155 XME SPDR S&P Metals & Mining ETF 4,855,216 22,149 11,579 10,571 123,114 151,720 FEZ SPDR EURO STOXX 50 ETF 4,556,750 8,306 3,023 5,283 98,203 162,361 SJNK SPDR Bloomberg Barclays Short Term High Yield Bond ETF 3,369,513 1 1 1 10 31 XLRE Real Estate Select Sector SPDR Fund 2,942,758 179 99 81 5,410 1,709 KBE SPDR S&P Bank ETF 2,841,128 2,979 1,434 1,545 25,179 53,859 XHB SPDR S&P Homebuilders ETF 2,222,474 7,914 1,191 6,724 20,290 80,335 CWB SPDR Bloomberg Barclays Convertible Securities ETF 1,473,366 19 12 7 282 146 MDY SPDR S&P MidCap 400 ETF Trust 1,317,316 2,979 1,125 1,855 24,783 22,635 SPDW SPDR Portfolio Developed World ex-US ETF 1,179,546 6 1 6 45 100 XES SPDR S&P Oil & Gas Equipment & Services ETF 1,066,013 342 158 184 4,781 2,749 Source: Bloomberg as of 01/31/2018.

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SDY	SPDR S&P Dividend ETF	879,643	58	20	39	724	889
RWX	SPDR Dow Jones International Real Estate ETF	777,481	14	7	7	218	275
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	753,473	18	9	9	227	283
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	708,588	—	—	—	—	25
KIE	SPDR S&P Insurance ETF	378,300	36	19	18	767	1,678
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	318,012	5	3	2	125	56
RWO	SPDR Dow Jones Global Real Estate ETF	312,099	1	—	1	23	3
RWR	SPDR Dow Jones REIT ETF	290,477	15	8	7	162	139
GNR	SPDR S&P Global Natural Resources ETF	238,486	30	22	8	3,438	274
XAR	SPDR S&P Aerospace & Defense ETF	180,330	65	49	17	486	401
GWX	SPDR S&P International Small Cap ETF	159,040	2	2	1	193	3
XSD	SPDR S&P Semiconductor ETF	158,824	8	4	4	84	99
GXC	SPDR S&P China ETF	131,420	27	16	11	306	278
DWX	SPDR S&P International Dividend ETF	125,138	2	1	1	62	19
XPH	SPDR S&P Pharmaceuticals ETF	114,688	10	5	5	113	53
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	101,029	—	—	—	43	17
EWX	SPDR S&P Emerging Markets SmallCap ETF	82,444	10	4	7	11	152
EDIV	SPDR S&P Emerging Markets Dividend ETF	67,160	3	2	2	96	64
KCE	SPDR S&P Capital Markets ETF	28,468	7	5	2	142	101
GMF	SPDR S&P Emerging Asia Pacific ETF	23,145	6	3	4	97	195

Source: Bloomberg as of 01/31/2018.

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 866 787 2257. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not Important Risk Information subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the This material has been created for informational purposes only and does not constitute investment advice and 1940 Act or the protections afforded by the CEA. it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD or liability for, decisions made based on this material. All material has been obtained from sources believed to be shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of reliable, but its accuracy is not guaranteed. gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. gold represented by each Share will decline over time to that extent. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors ® ® ® Standard & Poor’s , S&P and SPDR are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); and companies. Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted risk, which generally results in greater price fluctuations than the overall market. by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than representation regarding the advisability of investing in such product(s) nor do they have any liability in relation diversified funds and the market as a whole. thereto, including for any errors, omissions, or interruptions of any index. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment For more information, please contact the Marketing Agent for GLDW: State Street Global Advisors company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com. under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the The trademarks and service marks referenced herein are the property of their respective owners. Third party data protections associated with ownership of shares in an investment company registered under the 1940 Act or the providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of protections afforded by the CEA. the data and have no liability for damages of any kind relating to the use of such data. Commodities and commodity-index linked securities may be affected by changes in overall market movements, BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. and trading of the SPDR Bloomberg Barclays ETFs. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned savings from low fees or costs. subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its Diversification does not ensure a profit or guarantee against loss. affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the are not affiliated with State State Street Global Advisors Funds Distributors, LLC. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf Before you invest, you should read the prospectus in that registration statement and other documents of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to GLD has filed with the SEC for more complete information about GLD and this offering. Please see the certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed Management, LLC. electronically, the GLD prospectus is available by clicking here. You may get these documents for Before investing, consider the funds’ investment objectives, risks, charges and expenses. free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it To obtain a prospectus or summary prospectus which contains this and other information, by calling 866.320.4053. call 866.787.2257 or visit spdrs.com. Read it carefully. © 2018 State Street Corporation. All Rights Reserved.
State Street Global Advisors ID12161-2034450.1.1.NA.RTL 0218 Exp. Date: 2/28/2019 SPD001605

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.